Exhibit 99.1

TOREADOR ANNOUNCES TEST OF UPPER ZONE IN AKCAKOCA-4 WELL RESULTS IN FLOW RATE OF 18.9 MILLION CUBIC FEET OF GAS PER DAY

•	Combined flow rate from testing of two of three zones approximately 27.5 MMCFD
•	Southern Cross rig to move to Guluc-1 location after securing well

DALLAS, TEXAS – (January 30, 2007) – Toreador Resources Corporation (NASDAQ: TRGL) and its joint venture partners TPAO (the Turkish national oil company) and Stratic Energy Corporation today announced the successful test of the uppermost of three zones in theAkcakoca-4 well. The flow test resulted in a flow rate of approximately 18.9 million cubic feet of gas per day (MMCFD) with a flowing pressure of approximately 1,314 psi on a 48/64-inch choke. The test was from 11 meters (36 feet) of net pay between 1,284 and 1,295 meters (4,213 and 4,250 feet) true vertical depth. As previously announced, the Akcakoca-4 well, located in the South Akcakoca Sub-basin project area offshore Turkey in the Black Sea, encountered approximately 37 meters (121 feet) of gas-bearing sands in three zones between 1,159 and 1,375 meters (3,083 and 4,502 feet) true vertical depth. The deepest zone, with approximately 13 meters of net pay, tested last week at a flow rate of 8.6 MMCFD. The combined flow rate from the two tests was approximately 27.5 MMCFD.

After well operations are complete on the Akcakoca-4, the Southern Cross will move approximately 2.5 kilometers (1.6 miles) to drill the Guluc-1 well. The Guluc prospect is on a separate fault block further east along the Akcakoca fault trend from the Akcakoca and East Akcakoca structures.

ABOUT TOREADOR

Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas, crude oil and other income-producing minerals. The company holds interests in developed and undeveloped oil and gas properties in France, Hungary, Romania and Turkey. In the United States, Toreador primarily owns working interests in five states. More information about Toreador may be found at the company's web site, www.toreador.net.

Toreador’s Akcakoca-4 well tests 18.9 MMCFD from upper zone, Jan. 30, 2007	Page 2 of 2

Safe-Harbor Statement – Except for the historical information contained herein, the matters set forth in this news release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Toreador intends that all such statements be subject to the "safe-harbor" provisions of those Acts. Many important risks, factors and conditions may cause Toreador's actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, the ability of Toreador to regain and maintain compliance with the Nasdaq continued listing standards, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, actual recoveries of insurance proceeds, the ability of Toreador to obtain additional capital, and other risks and uncertainties described in the company's filings with the Securities and Exchange Commission. The historical results achieved by Toreador are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACT:

Toreador Resources
Stewart P. Yee, VP Investor Relations

214-559-3933 or 972-249-5389

syee@toreador.net